Sphere 3D Announces All Matters Approved at Special Meeting of Shareholders

SAN JOSE, Calif. – May 31, 2018– Sphere 3D Corp. (NASDAQ: ANY(NASDAQ: ANY) (the “Company”), a company delivering containerization, virtualization, and data management solutions via hybrid cloud, cloud and on-premise implementations through its global reseller network and professional services organization, today announced that at its Special Meeting of Shareholders on May 31, 2018 the Company’s shareholders approved all matters put before them as described in the Notice of the Meeting and the Management Information Circular dated April 26, 2018.

The closing of the sale of the shares of Overland Storage, Inc. remains subject to other customary closing conditions. In addition, as of the date here-of, the name of the Company remains Sphere 3D Corp.

The final results of the shareholder votes at the Special Meeting will be filed later today with the SEC on Form 8-K on May 31, 2018.

About Sphere 3D
Sphere 3D Corp. (NASDAQ:ANY) delivers containerization, virtualization, and data management solutions via hybrid cloud, cloud and on-premises implementations through its global reseller network and professional services organization. Sphere 3D, along with its wholly owned subsidiaries Overland Storage and Tandberg Data, has a strong portfolio of brands, including Overland-Tandberg, HVE ConneXions and UCX ConneXions, dedicated to helping customers achieve their IT goals. For more information, visit www.sphere3d.com. Follow us on Twitter @Sphere3D, @HVEconneXions, @ovltb.

Safe Harbor Statement
This press release contains forward-looking statements that involve risks, uncertainties, and assumptions that are difficult to predict. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties including, without limitation, the entry into the Purchase Agreement dated February 20, 2018 with Silicon Valley Technology Partners LLC (“Purchaser”), an entity established and controlled by Eric Kelly, chairman and chief executive officer of the Company, pursuant to which Purchaser proposes to acquire Overland and the Data Protection and Archive business from Sphere 3D; Purchaser’s inability to obtain sufficient financing to fund such acquisition and our inability to meet the closing conditions and to close such acquisition on a timely basis; our inability to obtain additional debt or equity financing or to refinance our debt; any increase in our cash needs; the Company’s ability to maintain listing with the NASDAQ Capital Market; our ability to successfully integrate the UCX and HVE ConneXions business with Sphere 3D’s other businesses; unforeseen changes in the course of our business or the business of our wholly-owned subsidiaries, including, without limitation, Overland Storage and Tandberg Data; market adoption and performance of our products; the level of success of our collaborations and business partnerships; possible actions by customers, partners, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in our periodic reports contained in our Annual Information Form and other filings with Canadian securities regulators (www.sedar.com) and in prior periodic reports filed with the United States Securities and Exchange Commission(www.sec.gov). Sphere 3D undertakes no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Investor Contact:
The Blueshirt Group
Lauren Sloane
Tel: +1 415-217-2632
lauren@blueshirtgroup.com